EXHIBIT 23.2

                            DeGOLYER and MacNAUGHTON
                                One Energy Square
                               Dallas, Texas 75206





                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


     We hereby consent to the references to our name and to the use of information from our "Appraisal Report as of December 31, 1999 on Certain Properties owned by Triton Colombia Incorporated in Colombia" in the Form S-8 dated on or about October 25, 2000, for Triton Energy Limited. However, due to the length of time since the referenced report, there have been developments during 2000 that could materially affect the results of that report, and, as such, it should be emphasized that the results from the report quoted in the Form S-8 do not reflect any information or developments since December 31, 1999.





                                                   DeGOLYER  and  MacNAUGHTON

Dallas,  Texas
October  25,  2000